PRESS RELEASE

Date:	April 22, 2005

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First Quarter 2005 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the first quarter ended March 31, 2005 was $1.6 million, or $.37 for basic and $.36 for diluted earnings per share. This compared to net income for the same period in 2004 of $2.0 million, or $.41 for basic and $.40 for diluted earnings per share. Annualized return on assets was .77% and return on equity was 7.39% for the first quarter of 2005 compared to .96% and 8.08% respectively, for the same period of last year.

Assets totaled $841.6 million at March 31, 2005, an increase from December 31, 2004 of $2.2 million, or .3%. Gross loans, excluding loans held for sale, increased $324,000, or ..1%. Consumer loans decreased $285,000, or .2%, and commercial business loans increased $680,000, or 1.3%, while residential and commercial mortgage loans held in the portfolio decreased $1.1 million, or .2%. Mortgage loans held for sale increased $193,000 and mortgage loans sold during the quarter totaled $4.3 million compared to $19.6 million sold in the first quarter of last year. Investment securities available for sale increased $1.3 million, or 3.3%.

Allowance for loan losses was $6.7 million at March 31, 2005, down $130,000 from December 31, 2004. Net charge offs for the quarter ended March 31, 2005 were $574,000 or .32% of average loans on an annualized basis compared to $207,000, or .13% of average loans for the comparable period in 2004. The increase in net charge offs was due primarily to the charge off of one non-performing commercial loan totaling $240,000. As of March 31, 2005, the allowance for loan losses as a percentage of non-performing loans and total loans was 149.74% and .94%, respectively, compared to 172.30% and .95%, respectively at December 31, 2004.

Total deposits were $599.3 million at March 31, 2005, a decrease of $1.0 million, or .2% from December 31, 2004. This decrease was due primarily to a reduction of short term public deposits of $12.1 million. This decrease was partially offset by growth in core demand and savings deposits of $2.1 million and growth in retail certificates of deposit of $8.9 million. Total borrowings increased $1.4 million to $143.0 million at March 31, 2005 from $141.6 million at December 31, 2004 due to several new FHLB advances.

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Stockholders' equity decreased slightly from $87.9 million at December 31, 2004, to $87.8 million at March 31, 2005. The decrease was due primarily to the repurchase of 65,000 shares of common stock for $1.6 million and dividend payments of $612,000. Also, unrealized loss on securities available for sale increased $158,000 from $89,000 at December 31, 2004 to $247,000 at March 31, 2005. These decreases were partially offset by net income of $1.6 million, Employee Stock Ownership Plan (ESOP) shares earned of $191,000, RRP shares earned of $64,000 and options exercised netting $431,000.

Net interest income before provision for loan losses decreased from $6.8 million for the three months ended March 31, 2004 to $6.7 million for the three months ended March 31, 2005. The interest rate spread decreased from 3.50% for the three-month period ended March 31, 2004, to 3.37% for the comparable period in 2005 as yields on interest-earning assets decreased more than the decrease in the cost of interest-bearing liabilities. This lower spread was partially offset by an $18.4 million increase in average interest-earning assets when comparing the first quarter of 2005 to that of 2004.

The provision for loan losses for the first quarter of 2005 was $444,000, up from $227,000 for last year's comparable period. The increase was due to increased charge offs and a slight increase in non-performing loans. Non-performing loans to total loans at March 31, 2005 were .62% compared to .56% at March 31, 2004. Non-performing assets to total assets were .69% at March 31, 2005 compared to .62% at March 31, 2004.

Non-interest income was unchanged at $1.5 million for the three months ended March 31, 2005 compared to the same period in 2004. Increases in service fee and commission income were offset by a decrease in gain on sale of loans as mortgage activity slowed.

Non-interest expense increased $207,000 or 3.9% to $5.5 million for the three months ended March 31, 2005 compared to $5.3 million for the same period in 2004. The increase was due primarily to increased occupancy and equipment expenses which were up $108,000 due to costs related to a new office opened in May of 2004 and the relocation of our corporate and investment management and private banking staffs to a recently purchased office building located next to our main office in Muncie. Other expenses increased $77,000 due to increases in legal and consulting services of $48,000 primarily related to regulatory compliance requirements and other general and administrative expense increases.

Income tax expense decreased $225,000 for the three months ended March 31, 2005 compared to the same period in 2004 due to less taxable income. The effective tax rate decreased from 29.8% to 27.5% due to increased low income housing tax credits when comparing the first quarter of 2004 and the first quarter of 2005, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with seventeen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

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Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	31-Mar	31-Dec
Selected Financial Condition Data (Unaudited):	2005	2004

	(000)	(000)

Total Assets	$841,576	$839,387
Cash and cash equivalents	17,285	19,743
Loans held for sale	3,106	2,913
Loans receivable, net	713,476	713,022
Investment securities available for sale, at fair value	40,462	39,409
Total deposits	599,364	600,407
Total borrowings	143,015	141,572
Total stockholders' equity	87,831	87,860

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Operations Data (Unaudited):	2005	2004	2004

	(000)	(000)	(000)

Total interest income	$11,237	$11,176	$11,197
Total interest expense	4,563	4,529	4,367

Net interest income	6,674	6,647	6,830
Provision for loan losses	444	450	227

Net interest income after provision
for loan losses	6,230	6,197	6,603

Non-interest income

Fees and service charges	886	942	702
Equity in gains (losses) of limited partnerships	(17)	(38)	3
Commissions	214	331	143
Net gain on loan sales and servicing	149	89	395
Increase in cash surrender value of life insurance	265	190	258
Other income	39	7	40

Total non-interest income	1,536	1,521	1,541

Non-interest expense

Salaries and benefits	3,406	6,094	3,440
Occupancy and equipment	822	731	698
Data processing fees	194	105	197
Deposit insurance expense	21	21	22
Advertising and promotion	139	272	95
Other expenses	967	971	890

Total non-interest expense	5,549	8,194	5,342

Income before taxes	2,217	(476)	2,802
Income tax provision	610	(492)	834

Net income	$1,607	$16	$1,968

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	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Financial Ratios and Other Financial Data (Unaudited):	2005	2004	2004

Share and per share data:
Average common shares outstanding
Basic	4,366,150	4,417,915	4,797,668
Diluted	4,501,208	4,558,347	4,977,754
Per share:
Basic earnings	$0.37	$0.00	$0.41
Diluted earnings	$0.36	$0.00	$0.40
Dividends	$0.13	$0.12	$0.11

Dividend payout ratio	36.11%	n/a	27.50%
Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.77%	0.01%	0.96%
Return on average equity (ratio of net
income to average equity)(1)	7.39%	0.07%	8.08%
Interest rate spread information:
Average during the period(1)	3.37%	3.35%	3.50%
Net interest margin(1)(2)	3.47%	3.46%	3.64%
Efficiency Ratio	67.59%	100.32%	63.82%
Ratio of average interest-earning
assets to average interest-bearing
liabilities	104.30%	104.94%	106.53%
Allowance for loan losses:
Balance beginning of period	$6,867	$7,023	$6,779
Charge offs:
One- to four- family	78	38	50
Multi-family	0	0	0
Commercial real estate	0	0	0
Construction or development	0	0	0
Consumer loans	279	356	254
Commercial business loans	242	247	115

Sub-total	599	641	419
Recoveries:
One- to four- family	3	0	18
Multi-family	0	0	0
Commercial real estate	0	12	159
Construction or development	0	0	0
Consumer loans	22	25	35
Commercial business loans	0	0	0

Sub-total	25	37	212
Net charge offs	574	604	207
Additions charged to operations	444	448	227

Balance end of period	$6,737	$6,867	$6,799

Net loan charge-offs to average loans (1)	0.32%	0.34%	0.12%

	March 31,	December 31,	March 31,
	2005	2004	2004

Total shares outstanding	4,673,444	4,708,318	5,199,725
Tangible book value per share	$18.61	$18.47	$18.40

Nonperforming assets (000's)
Loans: Non-accrual	$4,499	$3,985	$3,692
Past due 90 days or more	0	0	214
Restructured	120	120	0

Total nonperforming loans	4,619	4,105	3,906
Real estate owned	550	340	631
Other repossessed assets	679	894	501

Total nonperforming assets	$5,848	$5,339	$5,038

Asset Quality Ratios:
Non-performing assets to total assets	0.69%	0.64%	0.62%
Non-performing loans to total loans	0.62%	0.55%	0.56%
Allowance for loan losses to non-performing loans	149.74%	172.30%	174.07%
Allowance for loan losses to loans receivable	0.94%	0.95%	0.98%

(1) Ratios for the three month periods have been annualized.
(2) Net interest income divided by average interest earning assets.
End.